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Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT: Steve Forsyth 770-632-8322	INVESTOR CONTACT: Karen Vahouny 703-744-7809

WORLD AIRWAYS CREATES HOLDING COMPANY STRUCTURE

World Airways and World Risk Solutions Become Subsidiaries

        PEACHTREE CITY, Ga.    (Jan. 10, 2005)—The Board of Directors of World Airways, Inc., (NASDAQ: WLDA) has approved the formation of a holding company, World Air Holdings, Inc., with two wholly owned subsidiaries, World Airways, Inc., and World Risk Solutions, Ltd., a recently formed insurance company. The holding company structure allows World Risk Solutions to provide certain insurance cost savings and financial benefits for both World Airways and World Air Holdings.

        "The creation of a holding company structure represents another positive step in the progress of World Airways and also allows flexibility for potential growth and development," said Randy Martinez, president and chief executive officer. "We've modeled this structure after those used successfully by airlines and companies in other industries to generate cost savings and financial advantages. Our insurance subsidiary, World Risk Solutions, allows World Airways and World Air Holdings to benefit from enhanced risk management programs, better loss control practices and increased flexibility to manage the costs of risk exposures."

        World Risk Solutions has issued coverage to World Airways for renewals of its aviation hull and liability policies. Other types of insurance coverage may be issued in the future.

        "We believe the restructuring will have a favorable impact on our insurance programs, with no effect on day-to-day operations," Martinez said. "Our working relationships with our customers and partners will not be affected. We remain committed to growing World Airways and providing high-value service."

        Under the holding company restructuring plan, all of the outstanding shares of common stock of World Airways have automatically been converted on a share-for-share basis into shares of common stock of World Air Holdings, and all stockholders of World Airways are now automatically stockholders of World Air Holdings through a non-taxable transaction. The new shares have the same rights and privileges as the World Airways shares and will be traded on NASDAQ under the same symbol, WLDA. The holding company restructuring was effected through a merger under Section 251(g) of the Delaware General Business Corporation Law, which does not require stockholder approval. The charter and bylaws of World Air Holdings are the same as the current charter and bylaws of World Airways, and the directors of World Air Holdings will be the same as the current directors of World Airways.

        Stockholders are not required to take any action in connection with the corporate restructuring. Stock certificates representing shares of common stock of World Airways will be deemed to represent shares of common stock of World Air Holdings until exchanged in the ordinary course as a result of transfers for stock certificates bearing the name of World Air Holdings.

        In connection with the restructuring transaction, World Air Holdings became a co-obligor under the indenture governing World Airways' Convertible Senior Subordinated Debentures due 2009, which are convertible into shares of common stock of World Air Holdings at the same conversion price of $3.20 per share. World Airways will remain obligated under the indenture and the convertible debentures. In addition, World Air Holdings assumed and unconditionally guaranteed all of World Airways' obligations under the loan agreement providing for a $30 million term loan supported by a $27 million federal guarantee from the Air Transportation Stabilization Board or the ATSB. As part of the unconditional guarantee of the term loan, World Air Holdings issued replacement warrants to the

ATSB, which carry identical terms and conditions as those that were previously issued by World Airways. In addition, all other warrants and options shall become obligations of the holding company.

        World Airways executives who assume dual roles with World Air Holdings are: Martinez, president and chief executive officer; Jeffrey MacKinney, chief operating officer; and Gilberto Duarte, chief financial officer. Duarte also serves as president of World Risk Solutions.

        World Airways, a wholly owned subsidiary of World Air Holdings, is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World Airways operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company's periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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  Exhibit 99.1
WORLD AIRWAYS CREATES HOLDING COMPANY STRUCTURE